SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 8, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its February and year-to-date 2018 preliminary traffic statistics.

The Company flew 9.0 billion revenue passenger miles (RPMs) in February 2018, an increase of 3.5 percent from the 8.7 billion RPMs flown in February 2017. Available seat miles (ASMs) increased 1.0 percent to 11.1 billion in February 2018, compared with February 2017 ASMs of 11.0 billion. The February 2018 load factor of 81.0 percent was a February record, compared with 79.0 percent in February 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

FEBRUARY
	2018	2017	Change
Revenue passengers carried	9,383,581	8,863,310	5.9%
Enplaned passengers	11,227,460	10,662,845	5.3%
Revenue passenger miles (000s)	8,994,390	8,687,873	3.5%
Available seat miles (000s)	11,104,404	10,997,565	1.0%
Load factor	81.0%	79.0%	2.0 pts.
Average length of haul	959	980	(2.1)%
Trips flown	97,959	97,157	0.8%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	19,383,137	18,245,277	6.2%
Enplaned passengers	23,225,890	21,987,228	5.6%
Revenue passenger miles (000s)	18,720,592	18,040,522	3.8%
Available seat miles (000s)	23,602,784	23,263,003	1.5%
Load factor	79.3%	77.6%	1.7 pts.
Average length of haul	966	989	(2.3)%
Trips flown	208,468	205,594	1.4%

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SW-T